Exhibit 99.3

PRESS RELEASE	CONTACT:
WILLIAMS-SONOMA, INC.	Sharon L. McCollam
3250 Van Ness Avenue	Executive Vice President, COO and CFO
San Francisco, CA 94109	(415) 616-8775

Stephen C. Nelson
Director, Investor Relations
(415) 616-8754

Erica Gutierrez
Investor Relations Administration
(415) 616-8332

FOR IMMEDIATE RELEASE

Williams-Sonoma, Inc. Increases Quarterly Cash Dividend By 15% and

Authorizes Additional 5 Million Share Stock Repurchase Program

San Francisco, CA, March 22, 2007 — Williams-Sonoma, Inc. (NYSE: WSM) today announced that its Board of Directors has authorized a 15% increase in the company’s quarterly cash dividend and the repurchase of up to 5 million additional shares of the company’s common stock.

The quarterly cash dividend will be increased by $0.015 to $0.115 per common share and is payable on May 24, 2007 to shareholders of record as of the close of business on April 27, 2007. The aggregate quarterly dividend is estimated at approximately $12.6 million based on the current number of outstanding common shares. The indicated annual cash dividend, subject to capital availability, is $0.46 per common share, or approximately $50.5 million, in fiscal year 2007 based on the current number of common shares outstanding.

The stock repurchase program authorizes the purchase of an additional 5 million shares of the company’s common stock through open market and privately negotiated transactions, at times and in such amounts as management deems appropriate. The timing and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements, capital availability, and other market conditions. The stock repurchase program does not have an expiration date and may be limited or terminated at any time without prior notice. As there are 1,195,500 shares remaining to be purchased under the August 2006 stock repurchase program, combined with the 5,000,000 share program announced today, the total number of shares available for repurchase is 6,195,500. As of February 25, 2007, there were approximately 109,881,300 common shares outstanding. Since January 2003, the company has repurchased a total of approximately 14,305,000 shares at an approximate cost of $467 million.

Howard Lester, Chairman and Chief Executive Officer, commented, “Last year at this time, we initiated our first quarterly cash dividend at $0.10 per common share. Today, we are pleased to announce that we are increasing that dividend by 15% to $0.115 per share. Our Board has also increased our stock repurchase authorization by an additional 5 million shares, supplementing the 1.2 million shares that remain available for repurchase under the August 2006 program. In 2006, we returned $220 million in cash to our shareholders through share repurchases and dividends. As I have said before, we are approaching our future with ongoing confidence, not only from a growth and profit-enhancement point of view, but also from a free cash flow standpoint. Based on this confidence, our strong cash position today, and a projected cash flow that exceeds the funding requirements of our future growth, we believe this is an ideal time to further demonstrate our commitment to returning capital to our shareholders by increasing our dividend payout and authorizing the repurchase of additional shares.”

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❑	FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements include statements related to our cash dividend and our stock repurchase programs, long-term growth, profit enhancement, and projected cash flow.

The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include changes in tax laws applicable to cash dividends or share repurchases; new interpretations of current accounting rules; changes to current accounting rules; our ability to successfully transition the Hold Everything merchandise strategies; our ability to anticipate consumer preferences and buying trends; dependence on timely introduction and customer acceptance of our merchandise; construction and other delays in store openings; competition from companies with concepts or products similar to our concepts and products; timely and effective sourcing of merchandise from our foreign and domestic vendors and delivery of merchandise through our supply chain to our stores and customers; effective inventory management commensurate with customer demand; our ability to anticipate and manage customer returns; successful catalog management, including timing, sizing and merchandising; uncertainties in Internet marketing, infrastructure and regulation; changes in consumer spending based on weather, economic, political, competitive and other conditions beyond our control; construction delays on infrastructure projects based on weather or other events; multi-channel and multi-brand complexities; our ability to introduce new brands and brand extensions; dependence on external funding sources for operating capital; our ability to control employment, occupancy and other operating costs; our ability to improve and control our systems and processes; changes to our information technology infrastructure; general political, economic and market conditions and events, including war, conflict or acts of terrorism; and other risks and uncertainties described more fully in our public announcements, reports to shareholders and other documents filed with or furnished to the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended January 29, 2006 and all subsequent current reports on Form 8-K and quarterly reports on Form 10-Q. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

❑	ABOUT WILLIAMS-SONOMA

Williams-Sonoma, Inc. is a nationwide specialty retailer of high quality products for the home. These products, representing six distinct merchandise strategies – Williams-Sonoma, Pottery Barn, Pottery Barn Kids, PBteen, West Elm, and Williams-Sonoma Home – are marketed through 588 stores, seven mail order catalogs and six e-commerce websites.

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